Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 30 day of June, 2006

AMONG

OPEN TEXT CORPORATION,

a corporation amalgamated under the laws of

Ontario (hereinafter referred to as the

“Corporation”)

OF THE FIRST PART

- and -

KIRK ROBERTS

(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS the Corporation is desirous of retaining the services of the Executive as an employee of the Corporation and as its Executive;

AND WHEREAS the Executive has agreed to enter into and deliver this Agreement on the terms and conditions contained herein.

AND WHEREAS the Executive has agreed to enter into and deliver this Agreement in consideration of receiving certain additional benefits and other additional compensation as provided for pursuant to the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

a.	“Act” means the Business Corporations Act (Ontario), as amended from time to time;

b.	“Agreement” means this Agreement as may be amended or supplemented from time to time, including any and all schedules annexed hereto;

c.	“Annual Base Salary” has the meaning ascribed to that term in Section 5(a) hereof;

d.	“Audit Committee” means the audit committee of the Board of Directors of the Corporation as may be constituted from time to time;

e.	“Board of Directors” means the board of directors of the Corporation as may be constituted from time to time and “Directors” means the directors of the Corporation;

f.	“Change of Control” means either of the following events:

i.	the sale of all or substantially all of the assets of the Corporation; or

ii.	any transaction whereby any person, together with Affiliates and Associates of such person, or any group of persons acting in concert (collectively, “Acquiror” or “Acquirors”), acquires beneficial ownership of more than 50% of the issued common shares of the Corporation on a fully diluted basis, or any transaction as a result of which beneficial ownership of common shares constituting more than 50% in the aggregate of the issued common shares of the Corporation on a fully diluted basis cease to be held by persons who are shareholders of the Corporation as at the date hereof or by Affiliates or Associates of such present shareholders;

(for the purposes of this definition and this Agreement, whether persons are affiliated or associated shall be determined in accordance with the definitions of “Affiliate” and “Associate” in the provisions of the Act as such provisions may be amended, supplemented or replaced from time to time and for purposes of this definition the terms “group” and “beneficial ownership” shall have the meanings ascribed thereto under Section 14(d)(2) of the Securities Act and Rule 13d-3 of the General Rules of the Securities Act, respectively);

g.	“Compensation Committee” means the compensation committee of the Board of Directors of the Corporation as may be constituted from time to time;

h.	“Date of Termination” shall mean the date of termination of the Executive’s employment, whether by death of the Executive, by the Executive or by the Corporation pursuant to the terms of this Agreement;

i.	“Disability” has the meaning ascribed to that term in Section 11(b) hereof;

j.	“Incumbent Director” shall mean any member of the Board of Directors who was a member of the Board of Directors immediately prior to a Change of Control and any successor to an Incumbent Director who was recommended or appointed to succeed any Incumbent Director by the affirmative vote of the Directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board of Directors;

k.	“Just Cause” shall mean:

i.	the failure by the Executive to perform his duties according to the terms of his employment (other than those (A): that follow a demotion in his position or duties; or (B) resulting from the Executive’s Disability) after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it;

ii.	the engaging by the Executive in any act that is materially injurious to the Corporation, monetarily or otherwise, but not including, following a Change of Control, the expression of opinions contrary to those directors of the Corporation who are not Incumbent Directors or those of the Acquirors;

iii.	the engaging by the Executive in any act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation’s expense, including the failure by the Executive to honour his fiduciary duties to the Corporation and his duty to act in the best interests of the Corporation;

iv.	the failure by the Executive to comply with the provisions of Section 11(c) where the Executive elects to terminate his employment with the Corporation unless notice of such termination of employment is properly given in accordance with the terms of Section 14(b) hereof;

v.	the failure of the Executive to abide by the terms of any resolution passed by the Board of Directors; or

vi.	the failure by the Executive to abide by the policies, procedures and codes of conduct of the Corporation.

l.	“Person” or “persons” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate,

unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator or other legal representative;

m.	“Parachute Event” means the occurrence of the following without the Executive’s written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability or termination of the Executive’s employment because of the death of the Executive):

i.	a material change (other than those that are consistent with a promotion) in the Executive’s position or duties, responsibilities, title or office in effect immediately prior to the Change of Control (except for a change in any position or duties as a director of the Corporation), which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices.

ii.	a material reduction by the Corporation or any of its subsidiaries of the Executive’s salary, benefits or any other form of remuneration payable by the Corporation or its subsidiaries; or

iii.	any material failure by the Corporation or its subsidiaries to provide any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to a Change of Control, or the Corporation or its subsidiaries taking any action or failing to take any action that would materially adversely affect the Executive’s participation in or materially reduce his rights or benefits under or pursuant to any such plan;

iv.	any other material breach by the Corporation of this Agreement;

n.	“Securities Act” means the Securities Exchange Act of 1934, as amended from time to time;

o.	“Voluntary Termination” means the termination of the Executive’s employment with the Corporation by the Executive at his discretion in accordance with the provisions of Section 11(c) of this Agreement.

2.	TERM

The Corporation shall employ the Executive for an indefinite period commencing on the date of this Agreement, subject, however, to earlier termination as hereinafter provided.

3.	DUTIES

The Executive shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any Subsidiaries and Associates of the Corporation (as those terms are defined in the Act) as may be determined from time to time by the Reporting Manager (as defined below) and the Chief Executive Officer (“CEO”) consistent with the office of the Executive. The Executive shall:

i.	devote his full time and attention and his best efforts to the business and affairs of the Corporation;

ii.	perform those duties that may be assigned to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Corporation; and

iii.	use his best efforts to promote the interests and goodwill of the Corporation.

4.	REPORTING PROCEDURES

The Executive shall report to the President/CEO (“Reporting Manager”). The Executive shall report fully on the management, operations and business affairs of the Corporation and advise to the best of his ability and in accordance with business standards on business matters that may arise from time to time during the term of this Agreement.

5.	REMUNERATION AND BENEFITS

a.	The annual base salary (“Annual Base Salary”) payable to the Executive for his services hereunder for each year of the term of this Agreement shall be determined by the CEO (and the Compensation Committee, as may be required) upon recommendation by the Reporting Manager and set out in a separate document, subject to the provisions of Section 7, and exclusive of bonuses, benefits and other compensation as provided for herein. The Annual Base Salary payable to the Executive pursuant to the provisions of this section 5 shall be payable in such manner as other payments are made by the Corporation to senior executives or in such other manner as may be mutually agreed upon, less, in any case, all applicable deductions or withholdings as required by law. As of the date of this Agreement, the Annual Base Salary is CDN$350,000.00.

b.	The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation. Benefits to be enjoyed by the Executive during the term of this Agreement shall be in accordance with Schedule “A”, as amended from time to time, and shall include reimbursement of any properly incurred expenses as provided for in Section 10 hereof.

6.	ANNUAL PERFORMANCE BONUS

In addition to the Executive’s Annual Base Salary, the Executive shall be entitled to earn a bonus (the “Performance Bonus”) which shall be based upon performance goals established by the Reporting Manager in conjunction with the CEO (and the Compensation Committee, as may be required) from time to time and set forth in a separate document. Any changes respecting the amount or other terms of the Performance Bonus payable to the Executive must be approved by the Reporting Manager in conjunction with the CEO (and the Compensation Committee, as may be required). As of the date of this Agreement, the Performance Bonus target is CDN$230,000.00.

7.	SALARY AND/OR BONUS ADJUSTMENTS

Other than as herein provided, there shall be no cost-of-living increase or merit increase in the Annual Base Salary or increases in any bonuses payable to the Executive unless agreed to in writing by the Reporting Manager and the CEO. The Reporting Manager and the CEO shall review annually the Annual Base Salary and all other compensation to be received by the Executive under this Agreement.

8.	OPTIONS

The Corporation shall permit the Executive to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its senior executives in the manner and to the extent authorized by the Compensation Committee of the Board of Directors. The Compensation Committee may, in its absolute discretion, grant additional options, subject to approval by the Board of Directors, and it may review the advisability of additional option grants for the Executive.

9.	VACATION

The Executive shall be entitled to (5) Five weeks paid vacation per fiscal year of the Corporation at a time approved in advance by the Reporting Manager, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Executive’s responsibilities. Any vacation entitlement hereunder shall be subject to the Corporation’s policy respecting same in effect from time to time.

10.	EXPENSES

Subject to the terms of this section, the Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. Determination of whether expenses are reasonable or not shall be made by the Reporting Manager. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

11.	TERMINATION

a.	For Just Cause

The Corporation may immediately terminate the employment of the Executive for Just Cause without notice or any payment in lieu of notice, and for purposes of greater certainty, the Corporation shall have no obligation to make any payments to the Executive on account of severance or bonuses or partial bonuses or any other amounts except as expressly stipulated in Section 12(a) hereof.

b.	For Disability/Death

This Agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive is determined to suffer from disability. The Executive shall be deemed to suffer from disability (hereinafter referred to as “Disability”) if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The CEO, acting reasonably, shall (subject to paragraph 31 herein), finally determine if the Executive is suffering from ill health, physical or mental disability or other causes beyond his control during the time periods as hereinbefore set forth in the event of any dispute between the Executive and the Corporation concerning the occurrence of Disability for purposes of this Section.

Notwithstanding any short term or long term corporate benefits or insurance policies relating to disability maintained by the Corporation at the relevant time, if during any period of ill health, physical or mental disability or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties less than 120 consecutive days (the “Short-Term Illness”), the Executive shall continue to receive all amounts of remuneration and benefits otherwise payable to and enjoyed by the Executive under this Agreement less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of such Short-Term Illness (i.e. no duplicate payments as a result of short term disability payments and the Executive’s salary payments that are due during the Short-Term

Illness time period). Upon termination of this Agreement as a result of Disability, the Corporation shall pay to the Executive the severance payment provided for in Subsection 12(b) hereof less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of the Disability. Upon termination of this Agreement as a result of Disability, the Corporation shall permit the Executive to continue to participate in those employee benefits referred to in Section 5(b) hereof, to the extent enjoyed by the Executive prior to the occurrence of Disability, for the number of months of severance payments set forth in the chart on Exhibit 1. The term “any year of the employment period” means any period of 12 consecutive months during the employment period.

This Agreement shall terminate without notice or any payment in lieu thereof immediately upon the death of the Executive.

c.	Voluntary Termination by Executive

If the Executive is desirous of voluntarily terminating his employment with the Corporation, the Executive agrees to give the Corporation 3 months advance written notice of such termination in which case the Executive shall not be entitled to any payment on account of severance under Section 12(b) hereof. The Reporting Manager and the CEO may waive such notice in writing after consulting with the Board of Directors, in their sole and absolute discretion, in which case the Executive’s employment shall be deemed to terminate immediately, provided the Executive shall still be entitled to compensation due on account of Annual Base Salary and benefits earned up to the last date of the 3 month advance written notice period given by the Executive and any Performance Bonus earned and prorated during such 3 month notice period. Provided that the Executive gives the 3 month notice as required hereunder, any unvested options which would have otherwise vested during such advance written notice period shall be permitted to continue to vest during such period. The Executive shall have the right to exercise any options which are vested as at the Date of Termination for the period which is 90 days following such Date of Termination (the “90 Day Period”). For purposes of this Section 11(c), the term “Date of Termination” shall mean the actual day on which the Executive ceases to be employed plus the remainder of the 3 month notice period if and to the extent waived by the Reporting Manager and the CEO in consultation with the Board of Directors. Any termination properly given under Section 14(b) hereof and in accordance with the terms thereof shall not be considered a voluntary termination under this Section 11(c).

d.	Termination by Corporation Other than For Just Cause, Disability or Death

The Corporation may terminate the employment of the Executive, notwithstanding any other provision of this Agreement, upon compliance with the terms of Section 12(b) hereof.

12.	SEVERANCE PAYMENTS

a.	Upon termination of the Executive’s employment for Just Cause, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination and all outstanding and accrued vacation pay to the Date of Termination. Upon termination of the Executive’s employment: (i) for death; or (ii) by the voluntary termination of the employment of the Executive by the Executive pursuant to Section 11(c) hereof, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary and any Performance Bonus earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination (which under Section 11(c) shall be as defined therein) and all outstanding and accrued vacation pay to the Date of Termination.

Notwithstanding anything to the contrary in Section 12(b) below, the Executive shall not be entitled to any Performance Bonus earned by the Executive before the Date of Termination unless the Executive gives the Corporation the advanced written notice required by Section 11(c) hereof.

b.	If the Executive’s employment is terminated by the Corporation for any other reason other than the reasons set forth in Section 12(a), the Executive shall be entitled to receive, for the number of months of severance payments set forth in the chart on Exhibit 1, all of the health and dental benefits (other than disability benefits, accidental death and dismemberment benefits and life insurance benefits) that he received from the Corporation immediately prior to the termination, PLUS:

(i)	All outstanding base salary earned before the Date of Termination, less any amounts that the Executive received in connection with benefits paid or payable as a result of Disability if applicable;

(ii)	Any Performance Bonus which has been earned by the Executive before the Date of Termination calculated on a pro rata basis based on the number of months in the current bonus period up to and including the Date of Termination ((pro rata Performance Bonus = annual Performance Bonus target / 12) x the number of months in the then-current bonus period up to and including the Date of Termination);

(iii)

Additional payments based on the Executive’s length of service with the Company, calculated as Executive’s monthly base salary for the number of months set forth in the chart on Exhibit 1, less any amounts received by and/or payable to Executive in connection with benefits paid or payable as a result of the

Disability if applicable (for purposes of this section 12.b.(iii), and section 12.b.(iv) below, Executive’s service start date is July 1, 1992);

(iv)	An amount equal to 1/12 of the Performance Bonus payments earned by Executive during the bonus year preceding the current bonus year times the number of months referred to in the chart on Exhibit 1, based on Executive’s length of service with the Company; and

(v)	All outstanding and accrued vacation pay.

If, at the Date of Termination, there were any memberships in any clubs, social or athletic organizations paid for by the Corporation pursuant to Schedule A hereof at the Date of Termination, the Corporation will not take any action to terminate such memberships but will not renew any such membership that expires or reimburse the Executive for any further payments thereunder.

Any amounts due hereunder on account of severance in 12.b.(iii) and 12.b.(iv) above shall be paid by the Corporation to the Executive on a monthly basis commencing 30 days following the Date of Termination and not in a lump sum.

c.

Except as expressly stipulated in Sections 11(c) or 14 hereof or in this Section 12(c), any options which have not vested as of the Date of Termination (being in the case where the Corporation gives notice, the date specified by the Corporation as the date on which the Executive’s employment will terminate) shall terminate and be of no further force and effect as of the Date of Termination and neither any period of notice nor any payment in lieu thereof upon termination of employment hereunder shall be considered as extending the period of employment for the purposes of vesting of options notwithstanding anything to the contrary in any other agreement between the Corporation and the Executive. Notwithstanding anything contained in this Section 12, in the event of termination by the Corporation other than for Just Cause, the Executive shall have the right to exercise any options which are vested as at the Date of Termination for the 90 Day Period (as defined in Section 11(c)). Any unvested options which would have otherwise vested during such 90 Day Period shall continue to vest during that period and to the extent any unvested options have vested during such 90 Day Period, the Executive shall also be entitled to exercise those options within a rolling 90 day period after the date of vesting of such options, which period will not exceed 180 days following the Date of Termination. In addition, notwithstanding anything contained in this Section 12 or elsewhere in this Agreement, in the event of termination due to death of the Executive, the estate of the Executive shall be entitled, at any time during the period which is 12 months following the date of death of the Executive (the “12 Month Period”), to exercise any options which have vested as at the date of death of the Executive. In addition, any unvested options which would have otherwise vested during such 12 Month Period shall continue to vest during that period and to the extent of any unvested options have vested during such period, the Executive’s estate shall be entitled to exercise those options within a period which starts on the day of vesting and ends 12 months from the date of death of the Executive.

For purposes of greater certainty, if the Executive is terminated for Just Cause, Death or if the Executive’s employment hereunder is terminated by the Executive pursuant to Section 11(c) then no payment whatsoever shall be made to the Executive under Section 12(b).

13.	NO FURTHER ENTITLEMENTS

Except as expressly provided in Sections 11 and 12 above and Section 14 below, where the Executive’s employment has been terminated by the Executive or terminated or deemed to have been terminated by the Corporation for any reason, the Executive will not be entitled to receive any further payments, in lieu of notice or as damages for any reason whatsoever. Except as to any entitlement as expressly provided in this Agreement, the Executive hereby waives any claims the Executive may have against the Corporation for or in respect of termination pay, severance pay, or on account of loss of office or employment or notice in lieu thereof, or any other cause, including human rights legislation.

14.	OPTION ACCELERATION AND SEVERANCE PAYMENTS ON CHANGE OF CONTROL

a.	Termination by the Corporation

If the Executive’s employment is terminated by the Corporation upon the giving of written notice of such termination to the Executive at any time within the 6 month period following a Change of Control (other than for Just Cause, Disability or Death), then the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 12(b) of this Agreement; and

ii.	notwithstanding anything to the contrary in Section 12 hereof or in this Agreement, all options granted by the Corporation to the Executive shall, following the giving of any notice by the Corporation under this Section 14(a), be deemed to vest immediately and shall be exercisable by the Executive for a period of 90 days following the giving of such notice by the Corporation hereunder.

b.	Termination by Executive

If the Executive’s employment is terminated by the Executive upon the giving of written notice of such termination to the Corporation within the 6 month period following a Change of Control, and within 60 days following the occurrence of a Parachute Event, which shall be described in detail by the Executive in the written notice of termination given to the Corporation, the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 12(b) of this Agreement;

ii.	notwithstanding anything to the contrary in Section 12 hereof or in this Agreement, all options granted by the Corporation to the Executive shall, following the giving of proper notice by the Executive, under this Section 14(b), be deemed to vest immediately and shall be exercisable by the Executive for a period of 90 days following the giving of such notice.

15.	DISCLOSURE

During the employment period, the Executive shall promptly disclose to the CEO full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

16.	NON-COMPETITION/NON-SOLICITATION/PROPRIETARY RIGHTS AGREEMENT

The Executive agrees to execute contemporaneously with his execution of this Agreement the confidentiality, non-solicitation, non-competition and inventions/proprietary rights agreement in substantially the form annexed hereto as Schedule “B”.

17.	RETURN OF MATERIALS

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such Subsidiary or Associate, as the case may be. On termination of the Executive’s employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

18.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

19.	SEVERABILITY

If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

20.	ENFORCEABILITY

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

21.	NO ASSIGNMENT

The Executive may not assign, pledge or encumber the Executive’s interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation.

22.	SUCCESSORS

This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

23.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

i.	If to the Corporation:

275 Frank Tompa Drive

Waterloo, Ontario

Canada N2L 0A1

ii.	If to the Executive:

Kirk Roberts

18 Gladstone Avenue

Guelph, Ontario

Canada N1E 1L6

24.	LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this agreement.

25.	RESIGNATION OF DIRECTORSHIPS, ETC.

The Executive agrees that after termination of his/her employment, he/she will, at the request of the CEO, tender his/her resignation from any position he/she may hold as an officer or director of the Corporation or any of its Affiliated or Associated companies, and the Executive further covenants and agrees, if so requested by the CEO, not to stand for re-election to any office of the Corporation or any of its Affiliated or Associated companies at any time following termination of the Executive’s employment hereunder.

26.	NO DEROGATION

Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this section. The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of any rights or entitlements the Executive may have as against subsidiaries of the Corporation as a result of the termination of his employment with such subsidiaries.

27.	CURRENCY

All dollars referenced herein are in Canadian dollars unless expressly provided to the contrary.

28.	NON-DISPARAGEMENT

The Executive covenants and agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its affiliates or its and their management.

29.	PRIVACY

The Executive acknowledges and agrees that the Corporation may collect, use and disclose his personal information for purposes relating to his employment with the Corporation. The purposes of such collection, use and disclosure include, but are not limited to:

(a) ensuring that the Executive is paid for his services to the Corporation which includes disclosure to third party payroll providers;

(b) administering and/or facilitating the provision of any benefits to which the Executive is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, pension, group RRSP and/or stock options. This shall include the disclosure of the Executive’s personal information to the Corporation’s third party service providers and administrators;

(c) compliance by the Corporation with any regulatory reporting and withholding requirements relating to the Executive’s employment;

(d) in the event of a sale or transfer of all or part of the shares or assets of the Corporation, disclosing to any potential acquiring organization the Executive’s personal information solely for the purposes of determining the value of the Corporation and its assets and liabilities and to evaluate the Executive’s position in the Corporation. If the Executive’s personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Executive’s personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time;

(e) compliance by the Corporation of its obligations to report improper or illegal conduct by any of its directors, officers, employees or agents under any applicable securities, criminal or other law; and

(f) monitoring the Executive’s access to the Corporation’s electronic media services in order to ensure that the use of such services is in compliance with the Corporation’s policies and procedures and is not in violation of any applicable laws.

If the Executive’s specific consent to the collection, use or disclosure of his personal information is required in the future, the Executive hereby agrees to provide such consent, and if the Executive refuses to provide or withdraws his consent, the Executive acknowledges that his employment and/or his entitlement to certain employment benefits may be negatively affected.

30.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties relating to such subject matter, including any other employment agreement made between the Corporation and the Executive.

31.	ARBITRATION

If there is a disagreement or dispute between the parties with respect to this Agreement or the interpretation thereof, such disagreement or dispute will be referred to binding arbitration to be conducted by a single arbitrator, if Executive and the Corporation agree upon one, otherwise by three arbitrators appointed as hereinafter set out, pursuant to the provisions of the Arbitrations Act 1991 (Ontario) and any amendments thereto. A party who wishes to arbitrate shall give written notice of such intention to the other party (a “Notice of Intention”). The arbitrator shall be appointed by agreement by agreement of

Executive and the Corporation or, in default of agreement within ten (10) Business Days of service of the Notice of Intention, each of Executive and the Corporation shall within five (5) Business Days of the expiry of the aforesaid ten (10) Business Day period, select one arbitrator and notify the other of its selection, with the third arbitrator to be chosen by the first two named arbitrators within five (5) Business Days of the expiry of the aforesaid five (5) Business Day period. If one of the parties does not so notify the other of its selection within the prescribed time, then the arbitrator selected by the other party in accordance with the above procedure shall be the sole arbitrator. The arbitration shall be held in the City of Toronto. The procedure to be followed shall be as agreed by the parties or, in default of agreement, determined by the arbitrator(s), provided, however, that depositions or examinations for discovery will not be allowed but information may be exchanged by other means. The parties will use their best efforts to ensure that the arbitration hearing is conducted no later than sixty (60) days after the arbitrator is, or arbitrators are, selected. The final decision of the arbitrator or arbitrators or any two of the three arbitrators will be furnished to the parties in writing and will constitute a conclusive determination of the issue in question, binding upon the parties, without right of appeal. The fees and expenses of the arbitration shall be in the discretion of the arbitrator(s). Judgment upon the award may be entered in any court of competent jurisdiction.

32.	NO CONFLICTING OBLIGATIONS

The Executive represents and warrants that none of the negotiation, entering into or performance of this Agreement has resulted in or may result in a breach by the Executive of any agreement, duty or other obligation with or to any Person, including, without limitation, any agreement, duty or obligation not to compete with any Person or to keep confidential the confidential information of any Person, and there exists no agreement, duty or other obligation binding upon the Executive that conflicts with the Executive’s obligations under this Agreement. The Executive agrees to indemnify and hold the Corporation, its officers, directors, employees, agents and consultants harmless against any and all claims, liabilities, damages or costs incurred by any of them by reason of an alleged violation by the Executive of the representations contained in this Section.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

OPEN TEXT CORPORATION

Per:
Authorized Signing Officer
SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
KIRK ROBERTS

SCHEDULE “A”

Remuneration – Benefits

Schedule “A” to the Employment Agreement made as of the 30 day of June, 2006, by and between Open Text Corporation (the “Corporation”) and KIRK ROBERTS (the “Executive”).

Benefits to be enjoyed by the Executive during the term of this Agreement shall include:

(i)	reimbursement of reasonable cell phone expenses consistent with corporate policy;

(ii)	each fiscal year you will be entitled to a $5,500 CDN perquisite allowance which may be used for reimbursement of the following types of services or fees:

•	Financial planning

•	Tax planning

•	Estate planning

•	Athletic/Health Club

(iii)	the services of Medisys Health Group Inc. have been retained to provide mandatory and regular Health Examinations to our senior executive team.

SCHEDULE “B”

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

AGREEMENT

See attached.

Exhibit 1

Length of Service vs. Severance Payment

Column “A”	Column “B”
Length of Service	Severance Payments
Less than 10 years	6 months
Greater than or equal to 10 years	12 months*

*	In the event that the severance period required by applicable Canadian statutory law, at the time that the Executive’s employment is terminated (the “Statutory Severance Period”), exceeds the months indicated in Column “B” above for the applicable years of service for the Executive as stated in Column “A”, then the months in Column “B” in the chart shall be increased to equal the Statutory Severance Period.